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Prodigy Communications
SMA Financial Remarks
January 19, 2001
12:00pm EST


I.   Intro and Safe Harbor by MWA
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II.  Opening remarks by Allen Craft
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     Good morning. Earlier today we announced that Prodigy has enhanced its relationship with SBC through revised terms to the Strategic and Marketing agreements that exist between the two companies. As we discussed on the earlier conference call, these new agreements with SBC will have a significant and immediate impact on our business and operating model.

     Before I discuss the specific details of Prodigy's new operating model, I would like to reiterate some of the implications of this announcement.

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     First, it extends Prodigy's relationship with SBC and immediately puts
     Prodigy in a much stronger financial position. The agreements call for Prodigy to recognize significantly reduced operating expenses - specifically those associated with networking and line costs, outsourced customer service contracts and reduced billing expenses. As a result, we expect Prodigy to be EBITDA POSITIVE in 2001, to improve its cash flow, to reduce operating costs, to realize higher gross margins per subscriber, and to have an accelerated path to profitability.

     Second, the new agreements result in closer ties with SBC. This is a long-term partnership between a national ISP and the nation's leading DSL provider. The agreements leverage what each company does best - SBC's network services, distribution channels and billing...and Prodigy's portal, content relationships, and ISP experience. Together, we expect to see many new opportunities nationwide.

     Earlier today I provided guidance for the first quarter of 2001 and for the year. I would like to first walk you through the P&L in more detail and then I will take your questions.

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  2001 Pro Forma

     In 2001, we expect our total net revenue to be in the range of $350 million to $365 million. We will have revenue from the following sources: dial, DSL, and other non-subscriber related sources.

     We are projecting less total revenue this year because of the pricing adjustments in the revised agreements, coupled with a recent accounting change regarding classification of revenue....(provide more details)

     We anticipate the revenue mix will be represented by approximately 80% from dial, 14% from DSL, and 6% from other sources.

     Gross margins for 2001 should be approximately 49%.

     Sales and marketing as a % of revenue - 18% - 19%

     Customer care as a % of revenue - 15% - 16%

     Product development as a % of revenue - 6% - 7%

     G & A as a % of revenue - 17% - 19%

     Depreciation and amortization costs...approximately $350mm (including $55mm of rebate amort.)

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     We expect to report EBITDA for the year in the range of $31 to $34 million, or $0.44 to $0.49 per share.

     Net loss is expected to be approximately $334 to $340 million, or $4.77 to $4.86 per share. This is largely due to the amortization expense associated with the goodwill Prodigy booked as a result of the initial SBC investment.

  First Quarter

     For the first quarter of 2001 we expect revenue to be in the range of $80 to $85 million.

     Revenue mix is approximately 83% dial, 11% DSL and 6% other

     Gross margins are expected to be at least 48%.

     Sales and marketing as a % of revenue - 16% - 17%

     Customer care as a % of revenue - 16% - 17%

     Product development as a % of revenue - 6% - 7%

     G & A as a % of revenue - 17% - 19%

     Depreciation and amortization costs are approximately $87mm (including $14mm of rebate amortization)

     We anticipate that first quarter EBITDA will be approximately $4 to $7 million, or $0.06 to $0.10 per share. Net loss before adjusting for minority interest is expected to be approximately $85 to $88 million, or $1.21 to $1.25 per share.

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  Subscribers

     At the end of 2001 we expect to have between 3.1 to 3.7 million subscribers.

  Balance Sheet

     As a part of our revised sales and marketing agreement, SBC will provide Prodigy with a $110 million line of credit. It is not in our plans to use this line of credit for operating cash, but instead to have these funds available should opportunities arise that we want to consider.

     I would now like to open up the call for your questions.

III. Q & A
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